UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2022

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	86-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR 00901 (Address of principal executive offices) (zip code)

(833) 373-3228

 (Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2022, the board of directors (the “Board”) of Red Cat Holdings, Inc. (the “Company”) appointed The Honorable Mary Beth Long to the Board to fill a vacancy created by resignation. Ms. Long was appointed for a term of one year, and until her successor is duly elected and qualified.

The Honorable Mary Beth Long has over 17 years in intelligence and defense related government service. In her last position under Secretary of Defense Robert E. Gates, she served as the first woman confirmed to a four-star equivalent position by the U.S. Senate, as the Assistant Secretary of Defense for International Security Affairs. Ms. Long was responsible for the entire Middle East and Africa, Israel and for Europe. She also was the first female to Chair NATO’s senior-most nuclear and missile defense policy-making body, the High Level Group (HLG). In 2008, she was he senior U.S. official overseeing the expansion of NATO.

Since 2021, Ms. Long has been a Professor of Practice at Penn State University’s School of International Affairs teaching graduate courses in Intelligence and Foreign Policy. She also participates in several ongoing “Track II” negotiations sponsored by nongovernment organizations, including Harvard’s Belfer Center’s U.S.-Israel Iran negotiations. Those efforts include regular meetings with experts from Russia, India, China, Iran, and European and Gulf countries. In the last months she has met with senior decision makers from Turkey, Iran, Asia, Qatar, Oman, Saudi Arabia, France, Germany, and others as part of her negotiations roles.

While at DoD, Ms. Long held a number of additional senior positions, including Principal Deputy Secretary of Defense for the Middle East, Africa, the Western Hemisphere, and for Asia and Southeast Asia; and Deputy Secretary of Defense for Counter Narco-terrorism. In that office, she was responsible for a budget of over $1 billion. In addition, Ms. Long performed the role of senior Defense official for the Secretary of Defense with his counterparts in Israel, the Middle East, Southeast Asia, Latin American, Europe and NATO. She regularly attended the Deputies’ Committee meetings at the National Security Council (NSC) as the senior representative for DOD regarding the areas within her responsibility. Ms. Long received the Department’s highest civilian honors from Secretary of Defense Gates as well as from the Chairman of the Joint Chiefs Michael Mullen.

To those credentials, Ms. Long adds more than a decade of Central Intelligence Agency (CIA) clandestine operational experience abroad (1986–99) on terrorism, covert action, counter proliferation, counterdrug and other security issues. While at CIA she was awarded a number of exceptional performance awards and was nominated for the Intelligence Star.

After leaving government, Ms. Long founded two multi-million dollar advisory firms from scratch, advised several Fortune 500 companies, and was key to a client closing over $2 billion in international orders. She is the Founder & Principal of M B Long & Associates, PLLC; Co-Founder & Principal of Global Alliance Advisors, LLC; and is the Founder and former CEO of Metis Solutions, LLC – which she successfully sold in 2016 to private equity. Under her leadership at Metis, the firm grew to over 200 employees and was included in Inc. Magazine’s list of Fastest Growing Companies in America each year from 2013-2016. Ms. Long also was featured as one of Forbes magazine’s Women Business Leaders in 2016 for WDC.

Ms. Long was a litigation associate at Williams & Connolly PLLP from 1999-2004. She is an Honors Graduate, magna cum laude, and Phi Beta Kappa from Penn State University, where she studied abroad in Taiwan. She received the university’s highest alumna honors in 2018. Ms. Long received her law degree, with honors, from Washington and Lee School of Law. She has served as a Senior Subject Matter Expert for the Supreme Allied Commander of NATO from 2013-2016, as well as a Senior International Advisor to the Minister of Defense of Colombia. In 2017, she was a member of the Council on Foreign Relations’ North Korea “Shaper Choice” project and CSIS’s Task Force on the Global Forced Migration Crisis. She is a regular media pundit for media outlets.

Ms. Long will be entitled to the standard compensation provided to non-employee directors, as such compensation is described in the Company’s 2022 Annual Proxy Statement filed with the Securities and Exchange Commission on July 13, 2022 and will enter into the Company’s standard form of Indemnification Agreement.

There are no arrangements or understandings between Ms. Long, and any other person pursuant to which she was elected as a director. Ms. Long is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

On November 3, 2022, Jonathan Read resigned as director of the Company. Mr. Read’s resignation was not due to any disagreement with the Company regarding the Company’s operation, policies, or practices.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

On November 14, 2022, we released the press release furnished herewith as Exhibit 99.1

Section 9 – Financial Statements and Exhibits

Item. 9.01. Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: November 17, 2022	By:	/s/ Jeffrey Thompson
Name: Jeffrey Thompson
Title: Chief Executive Officer